EXHIBIT 10.17
BANK OF AMERICA
                                                         BUSINESS LOAN AGREEMENT

This Agreement dated as of February 24, 1997 is between Bank of America Texas, N.A. (the "Bank") and Mountain Empire Rubber & Specialty Co., Inc. (the "Borrower").

1. LINE OF CREDIT AMOUNT AND TERMS.

1.1 Line of Credit Amount. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Five Hundred Thousand and no/100 Dollars ($500,000.00).

This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

Each advance must be for at least Ten Thousand and no/100 Dollars ($10,000.00), or for the amount of the remaining available line of credit, if less.

The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 AVAILABILITY. (a) The line of credit is available between the date of this Agreement and March 31, 1998 (the "Expiration Date") unless an Event of Default has occurred and is continuing. (b) At any time and from time to time, the Borrower may terminate in whole or reduce in part the Commitment, provided that any such partial reduction shall be in an aggregate amount not less that $25,000 or integral multiples thereof. The amount of any such termination or reduction may not thereafter be reinstated.

1.3 INTEREST RATE. The interest rate is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or (b) the rate (the "Basic Rate") that is equal to the sum of the Bank's Reference Rate.

Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

The Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers
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at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 REPAYMENT TERMS.
(a) The Borrower will pay interest on February 28, 1997 and on the last day of each month thereafter until payment in full of any principal outstanding under this line of credit. (b) The Borrower will repay in full all principal and accrued unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

2. FEES AND EXPENSES.

2.1 Unused Commitment Fee. The Borrower agrees to pay the Bank a fee on any difference between the and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 3/8% per year on the last day of each quarter, starting on February 14, 1997 and continuing through the Expiration Date.

2.2 Reimbursement Cost. (a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, and title report fees. (b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees. (c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the real or personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require but not to exceed annual except if any Event of Default has occurred and is continuing. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

2.3 No Excess Fees. Notwithstanding anything to the contrary in this Section 2, in no event shall any sum payable under this Section 2 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.

3. COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower.

(a)   Equipment.
(b)   Inventory.
(c)   Receivables.
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4. DISBURSEMENTS, PAYMENTS AND COSTS

4.1 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed.

4.2 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of (a) the Maximum Rate and (b) a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5. CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest) which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.5 GUARANTY. Guaranty signed by Travis International, Inc. on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank.

5.6 GOOD STANDING. Certificates of good standing for the Borrower from its state of incorporation and from any other state in which the Borrower is required to qualify to conduct its business.

6. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation. (a) The Borrower is a corporation duly formed and existing under the laws of the state where organized. (b) This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers. (c) This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. (d) In each state
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1in which the Borrower is required to be licensed or qualified, it is properly licensed or qualified, in good standing, and, where required in compliance with assumed name statutes, except where the failure to be so licensed or qualified or to comply with such statutes would not have a material adverse effect on the Borrower's business, financial condition, or ability to repay the Loan. (e) This Agreement does not conflict in any material respect with any law, agreement concerning or obligating Borrower for more than Ten Thousand and no/100 Dollars ($10,000.00), or obligation by which the Borrower is bound. (f) All financial and other information that has been or will be supplied to the Bank is: (i) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition. (ii) in form and content reasonably required by the Bank, and (iii) in compliance with all government regulations that apply. (g) There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair in any material respect the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank. (h) All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects and any liens or interests of others, except those which have been approved by the Bank in writing or are permitted in Section 7.8 of this Agreement or in the Security Agreement. (i) The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and assumed name rights necessary to enable it to conduct the business in which it is now engaged (such will not be considered "necessary to enable Borrower to conduct its business" if the failure to obtain same would not materially adversely affect Borrower's business financial condition, or ability to repay the Loan. (j) There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement. (k) All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects. (l) The Borrower is in full compliance with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); provided that such will only be considered out of compliance if the failure to comply could reasonably be expected to materially adversely affect Borrower's business, financial condition, or ability to repay the Loan). (m) The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as reasonably requested by the Bank from time to time:

(a) Within 120 days of the end of each fiscal year of the Borrower, the Borrower's annual financial statements. These financial statements must be reviewed by a Certified Public Accountant ("CPA") reasonably acceptable to the Bank.

(b) Within 60 days of each period's end, the Borrower's quarterly financial statements and compliance certificate. These financial statements may be Borrower prepared.
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(c)   Guarantor's annual financial statements in form satisfactory to the Bank within 120 days of the end of each fiscal year of the Borrower. These financial statements must be audited by a Certified Public Accountant ("CPA") reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis. The Borrower will also provide a consolidating schedule to be submitted with these statements.

7.3 CURRENT RATIO. To maintain a ratio of current assets to current liabilities of at least 1.50:1.0, measured quarterly.

7.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.25:1.0, measured quarterly. "Total Liabilities" means the sum of current liabilities plus long term liabilities. "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 NET WORTH (GUARANTOR). Guarantor to maintain on a consolidated basis net worth equal to at least Twelve Million and no/100 Dollars ($12,000,000.00), measured annually. "Net worth" means the gross book value of the Borrower's assets less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.6 PROFITABILITY (GUARANTOR). Guarantor to maintain on a consolidated basis a positive net income after taxes and extraordinary items for each annual accounting period.

7.7 OTHER DEBTS Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's prior written consent. This does not prohibit: (a) Acquiring goods supplies, or merchandise on normal trade credit.
(b) Endorsing negotiable instruments received in the usual course of business.
(c) Obtaining surety bonds in the usual course of business (d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

7.8 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, accept:

(a)   Deeds of trust and security agreements in favor of the Bank.

(b) Liens for taxes not year due or remaining payable up to 120 days without any penalty or that are being contested in good faith.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Liens imposed by law, such as materialmen's mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days.
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(e)   Other liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or its assets or materially impair the use thereof in the operation of its business, including any landlord's liens.

(f) Liens for taxes, assessment or other governmental charges which are not yet due or which are being actively contested in good faith by appropriate proceedings.

(g) Liens arising from material adverse legal judgments (including liens in connection with appeal bonds) not in excess of $200,000 (after taking insurance coverage into account).

7.9 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any material change, direct or indirect, in the Borrower" capital ownership.

7.10 NOTICES TO BANK. Notify the Bank in writing not later than five (5) business days after the earlier of when Borrower obtains actual knowledge or receives written notice thereof of: (a) any lawsuit over Two Hundred Thousand and no/100 Dollars ($200,000.00) against Borrower. (b) any material dispute between the Borrower and any government authority. (c) any failure to comply with this Agreement. (d) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.11 BOOKS AND RECORDS. To maintain adequate books and records.

7.12 AUDITS. To allow the Bank and its agents to inspect Borrower's properties and to make available to the Bank and its agents for examination, audit, and copying, books and records of the Borrower, in each case at any reasonable time. If any of the Borrower's properties, books or records are in the possession of any third party (other than legal counsel) to permit the Bank or its agents to have access to and perform inspections or audits of such books or records and to respond to the Bank's requests for information concerning such properties, books and records; provided that, the Bank shall have given notice to the Borrower a reasonable time prior to such an inspection, audit or request for information and, if a representative of the Borrower is available, shall permit a representative of the Borrower, at the Borrower's option, to be present at the time of such inspection, audit or response to request for information.

7.13 COMPLIANCE WITH LAWS. To comply with the laws, (including any assumed name statute), regulations, and orders of any government body with authority over the Borrower's business. The Borrower shall comply at all times with all applicable requirements of ERISA. Borrower will only be considered out of compliance hereunder if the failure to comply could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.

7.14 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has. Borrower will only be considered out of compliance hereunder if the failure to Maintain or preserve same could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.
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7.15 MAINTENANCE OF PROPERTIES. To make any necessary repairs, renewals, or replacements to keep the Borrower's properties that are, in the Borrower's sound business judgment, necessary for the conduct of the Borrower's business, in good working condition.

7.16 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.17 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.18 INSURANCE. (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral and any insurance usual for Borrower's business. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company reasonably acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. (b) GENERAL BUSINESS INSURANCE. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. (c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.19 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:
(a) engage in any business activities substantially different from the Borrower's present business; (b) liquidate or dissolve the Borrower's business;
(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination; (d) acquire or purchase a business or its assets; or (e) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8. DEFAULT If any of the following events (each an "Event of Default") occurs, the Bank may do one or more of the following: (i) declare the Borrower in default, (ii) stop making any additional credit available to the Borrower, (iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or and other document or instrument executed in connection herewith or in any way related hereto, (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (v) declare the entire debt created and evidence hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.
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8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 3 days after the date when due.

8.2 NON-COMPLIANCE. The Borrower fails to perform any obligation after Borrower obtains actual knowledge hereof or receives written notice thereof from the Bank under: (a) this Agreement and such failure continues for 20 days, (b) any other agreement made in connection with this loan and such failure continues for 20 days, or (c) any other material agreement the Borrower has with the Bank or any affiliate of the Bank and such failure continues past any grace or cure period provided for in such agreement.

8.3 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit in excess of Fifty Thousand and no/100 Dollars ($50,000.00) the Borrower has obtained from anyone else or which the Borrower has guaranteed and such failure continues after the lapse of any applicable grace or cure period.

8.4 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any liens permitted hereunder and prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

8.5 FALSE INFORMATION. The Borrower has given the Bank materially false or misleading information or representations that were materially false or misleading at the time given or made. Borrower will only be considered to have given materially false or misleading information or representations if same could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.

8.6 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower and such involuntary petition is not dismissed within 60 days after such filing, or the Borrower makes a general assignment for the benefit of creditors.

8.7 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

8.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower which shall not have been dismissed, discharged, stayed pending appeal or bonded within 60 days after entry, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) or more in excess of any insurance coverage.

8.9 GOVERNMENT ACTION. Any government authority takes action with respect to the Borrower that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.
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9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2 GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY TEXAS LAW

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assigns. The Borrower agrees that it may not assign this Agreement without the Bank's prior written consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees who have agreed to be bound by the provisions of Section 9.15. If the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4 ARBITRATION (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from: (i) this Agreement (including any renewals, extensions or modifications of this Agreement); (ii) any document, agreement or procedure related to or delivered in connection with this Agreement, (iii) any violation of this Agreement; or (iv) any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts). (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW. (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. (d) For purpose of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. (e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute. (f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced. (g) This provision does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies such as setoff, (ii) foreclose against or sell any real or personal property collateral; or (iii) act in a court of law before, during or after the arbitration proceeding to obtain: (A) an interim remedy; and/or (B) additional or supplementary remedies. (h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
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9.6 COSTS. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

9.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

9.8 DESTRUCTION OF BORROWER'S DOCUMENTS. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower, other than original documents which the Borrower is legally required to retain. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

9.9 RETURNED MERCHANDISE. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

9.10 VERIFICATION OF RECEIVABLES. The Bank in the Event of Default, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated. At any other time, the Bank may reasonably request confirmation from any other debtor of the current amount and status of accounts receivable using a third party acceptable to the Bank, at cost to the Borrower.

9.11 INDEMNIFICATION. The Borrower agrees to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house counsel) incurred by the Bank and arising from any contention whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receiveable and disclosures in connection therewith. This indemnity will survive repayment of the Borrower's obligations to the Bank and termination of this Agreement.

9.12 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses, or by telecopy to the telecopier number on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. In the event of telecopier use, original notices to follow by personal delivery or first class mail.
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9.13 USURY LAWS. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any contrary provision herein or in any note or other agreement or commitment between Borrower and Bank, whether written or oral, expressed or implied, Bank shall never be entitled to charge, receive, or collect, nor shall amounts received by Bank be credited so that Bank shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Agreement, and all notes and other instruments evidencing or securing the payment of the indebtedness outstanding hereunder, or executed or delivered in connection herewith, shall comply with applicable law. If Bank ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity, prepayment, delay in advancing proceeds, or other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest ant the Maximum Rate shall be applied to the reduction of the unpaid principal balance outstanding hereunder or any other indebtedness owed to Bank by Borrower, and if all such indebtedness is paid in full, any remaining excess shall be paid to Borrower. In determining whether the interest hereon exceeds interest at the maximum Rate, the total amount of interest shall be spread throughout the entire term of such indebtedness until its payment in full. To the extent that TEX. REV. CIV. STAT. ANN. art 5069-1.04, as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "indicate rate ceiling" from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

9.14 WAIVERS; RELEASES; ENFORCEMENT. The Borrower and all guarantors of the indebtedness evidenced by this Agreement severally waive diligence in collecting and bringing suit against any party, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for such indebtedness, and (c) that it shall not be necessary for the Bank in order to enforce payment of such indebtedness, to first institute or exhaust the Bank's remedies against the Borrower or any other party liable therefor or against any security for such indebtedness.

9.15 CONFIDENTIALITY. The Bank agrees to take reasonable precautions and exercise due care to maintain the confidentiality of all non-public confidential information provided in connection with this Agreement or any document executed in connection herewith and agrees that it shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. The bank may disclose such information (i) to BankAmerica Corporation affiliated and other related entitles, (ii) at the request of any Bank regulatory authority or in connection with an examination of the Bank by any such authority, (iii) pursuant to subpoena or other court process, (iv) when required to do so in accordance with the provisions of any applicable law or regulation, (v) at the express direction of any agency of any State of the United States or at any other jurisdiction in which the Bank conducts it business, (vi) to its independent auditors and other professional advisors that have a reasonable need or basis for access thereto and provided that such persons agree to be bound by the terms of this SECTION 9.15 and (vii) to the extent reasonably required in connection with any proceeding to enforce its rights hereunder; provided, however, the Bank shall instruct such independent auditors or other professional advisors to keep such information confidential in accordance with the terms of this

SECTION 9.15; provided, further, that in the event of any disclosure of non-public information pursuant to any of clauses (ii), (iii), (iv) and (vi) above, the Bank shall make a good faith attempt, to the extent practicable, to notify Borrower of any such disclosure of non-public information at least three
(3) Business Days prior to disclosing such information, and in any event shall notify Borrower of such disclosure as soon as practicable.

9.16 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PATIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the page.

Bank of America Texas, N.A.               Mountain Empire Rubber &
Specialty Co., Inc.

By:________________________________       By:_______________________________
Kim A. Ruth, Vice President               Kirby Atwell, Chairman


                                          By:_______________________________
                                          Tim Fogelsong, Secretary


Telecopy No.: 713-652-3619                Telecopy No.: 713-622-7477


Address where notices to the Bank         Address where notices to the
are to be sent:                           Borrower are to be sent:

Bank of America Texas, N.A.               606 Wesinpar Road
Attn.: Commercial Loan Services           Johnson City, Tennessee 37602
333 Clay Street, Ste. 3600
Houston, Texas 77002